Exhibit 3.2

(213) 683-6000

May 24, 2005

Citigroup Global Markets Inc.

Structured Portfolio Group

125 Broad Street, 11th Floor

New York, New York 10004

Re: Tax Exempt Securities Trust, California Trust 218

Ladies and Gentlemen:

You have requested our opinion as to certain California personal income tax issues relating to California Trust 218 (the “California Trust”) of the Tax Exempt Securities Trust (the “Trust”) sponsored by Citigroup Global Markets Inc. This opinion relates solely to the California tax matters described herein. This Firm has also rendered a separate opinion, effective as of the date hereof, as to certain federal income tax matters pertaining to the Trust.

In rendering our opinion, we have examined and relied upon, among other things, (1) the Form S-6 Registration Statement, as filed with the Securities and Exchange Commission on December 1, 2004, and proposed form of Amendment No. 1 thereto which is expected to be filed on or about May 25, 2005 (the “Registration Statement”), pursuant to which you will offer to a limited number of investors (the “Unit Holders”) the opportunity to purchase fractional undivided interests in the Trust (“Units”); (2) a copy of the Trust Indenture and Agreement dated July 16, 1987, as amended on June 18, 2003, among Smith Barney, Harris Upham & Co. Incorporated, Kidder, Peabody & Co. Incorporated, Drexel Burnham Lambert Incorporated, and L.F. Rothschild & Co. Incorporated, as Depositors, United States Trust Company of New York, as Trustee, and Standard & Poor’s Corporation as Evaluator; and (3) a draft of the Reference Trust Agreement for the Tax Exempt Securities Trust, California Trust 218, dated May 24, 2005, among Citigroup Global Markets Inc., as Depositor (the “Depositor”), The Bank of New York, as Trustee (the “Trustee”), and Standard & Poor’s Securities Evaluations, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator (the “Evaluator”), incorporating by reference the aforementioned Trust Indenture and Agreement and amending and supplementing the same (said Trust Indenture and Agreement and Reference Trust Agreement being herein referred to collectively as the “Trust Agreement”). Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

The Trust consists of separate unit investment trusts designated the California Trust and other named trusts. Each trust was created under the laws of the State of New York pursuant to the Trust Agreement. Each trust will be administered in accordance with the Trust Agreement as a distinct entity with separate certificates, expenses, books and records, and the assets of one trust may not be commingled with the assets of any other.

        The Bonds deposited in the California Trust are certain interest-bearing obligations of the State of California or of the cities, counties and other political subdivisions thereof, or of the Territory of Guam, the Commonwealth of Puerto Rico or the United States Virgin Islands. The Bonds will be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. You have advised us, and we have relied upon the fact that, in the opinion of bond counsel to each issuer of Bonds delivered at the time of their respective issuance, the interest on the Bonds held in the California Trust is excludable from gross income for federal income tax purposes and exempt from State of California personal income taxes. We have made no independent investigation to verify the accuracy of such conclusions and we express no opinion with respect thereto.

Under the terms and conditions of the Trust Agreement, once the original corpus of the California Trust is acquired, the California Trust will have a fixed portfolio of Bonds. The Trustee will not have the power to vary the investment of the California Trust nor the power to take advantage of market variations to improve a Unit Holder’s investment, and the Trustee will have no discretion to retain and reinvest the income or principal of the California Trust.

Based on the foregoing, under existing California law applicable to individuals who are California residents, we are of the opinion that:

1.  The California Trust will not be treated as an association taxable as a corporation. Accordingly, interest on Bonds received by the California Trust that is exempt from personal income taxes imposed by or under the authority of the State of California will be treated for California income tax purposes in the same manner as if received directly by the Unit Holders.

2.  Each Unit Holder of the California Trust will recognize gain or loss when the California Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or upon the Unit Holder’s sale or other disposition of a Unit. The amount of gain or loss for California income tax purposes will generally be calculated pursuant to the Internal Revenue Code of 1986, as amended, certain provisions of which are incorporated by reference under California law.

Other than as specifically set forth herein, we have not addressed, nor are we opining on, any state or local tax aspects relating to the California Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, covering the issuance of Units in the California Trust, and to the reference to our firm in the Registration Statement under the heading “California Trust—California Taxes.”

This letter is furnished by us solely for your benefit, and the benefit of The Bank of New York, as Trustee for the California Trust, in connection with the Registration Statement for the public offering of interests in the Tax Exempt Securities Trust, and this letter may not be relied upon by any other person without our prior written consent.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
Paul, Hastings, Janofsky & Walker LLP

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